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                                EXHIBIT d.(xlii)
                        INVESTMENT SUB-ADVISORY AGREEMENT

     Agreement dated as of July 31, 2006 by and between Hartford Investment Financial Services, LLC, a Connecticut limited liability company (the "Manager") and Metropolitan West Capital Management, LLC, a California limited liability company (the "Sub-Adviser") whose principal office is located at 610 Newport Center Drive, Newport Beach, CA 92660.

     WHEREAS, the Manager serves as the investment adviser and manager for Hartford Mutual Funds, Inc. an open-end, management investment company registered with the Securities and Exchange Commission ("SEC") pursuant to the Investment Company Act of 1940, as amended ("1940 Act"), that comprises a number of separate series;

     WHEREAS, the Board of Directors of the Company and the Manager desire to retain the Sub-Adviser to render investment advisory services to that discrete portion of the assets of one series of the Company, The Hartford Select SmallCap Value Fund (the "Portfolio") deemed appropriate from time to time by the Manager in its discretion (the "Assets"), subject to the periodic review by the Board of Directors, in the manner and on the terms hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual agreements herein made, the Manager and the Sub-Adviser agree as follows:

     1. APPOINTMENT AND EXPENSES OF THE SUB-ADVISER. The Manager hereby appoints the Sub-Adviser to serve as sub-adviser with respect to the Assets, and to perform the services hereinafter set forth and the Sub-Adviser hereby accepts such appointment. The Sub-Adviser agrees, for the compensation herein provided, to assume all obligations herein provided and bear all its personnel and other expenses associated with the performance of its services hereunder. The Company shall be responsible for the Portfolio's administrative and other direct expenses, including, but not limited to: (a) fees pursuant to any plan of distribution that the Portfolio may adopt; (b) the Portfolio's brokerage and commission expenses, including all ordinary and reasonable transaction costs;
(c) fees and expenses of pricing services used by the Company to determine the value of the Portfolio's holdings; (d) Federal, state, local and foreign taxes, including issue and transfer taxes incurred by or levied on the Portfolio; (e) interest charges on any Portfolio borrowings; (f) the Company's organizational and offering expenses; (g) the cost of the Company's personnel providing services to the Company; (h) fees and expenses of registering the Company's shares under the appropriate Federal securities laws and of qualifying the Company's shares under applicable state securities laws and pursuant to any foreign laws; (i) expenses of printing and distributing reports to the Company's shareholders, proxy materials, prospectuses and distribution of dividends; (j) costs of the Company's shareholders' meetings and proxy solicitation; (k) charges and expenses of the Company's custodian and registrar, transfer agent and dividend disbursing agent; (l) compensation of the Company's officers, directors and employees that are not employed by the Manager or its affiliates;
(m) the

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Company's legal and auditing expenses; (n) cost of certificates representing shares of the Portfolio; (o) the Company's costs of stationery and supplies; (p) the Company's insurance expenses; (q) the Company's association membership dues; and (r) travel expenses for attendance at Board of Directors' meetings by members of the Board of Directors of the Company who are not employed by the Manager or its affiliates. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or on behalf of the Company in any way or otherwise be deemed an agent of the Company.

     2. DUTIES OF THE SUB-ADVISER. The Sub-Adviser will deal in good faith and with due diligence and will use professional skill, care and judgment in the performance of its duties under this Agreement. In so doing, the Sub-Adviser shall formulate and implement a continuing program for the management of the Assets of the Portfolio. The Sub-Adviser shall amend and update such program from time to time as financial and other economic conditions warrant. The Sub-Adviser shall make all determinations with respect to the investment of the Assets of the Portfolio and shall take such steps as may be necessary to implement the same, including the placement of purchase and sale orders with respect to the Assets on behalf of the Portfolio. The Sub-Adviser shall not be responsible for providing investment advice, and shall not act as sub-adviser, with respect to any assets of the Company, or any portfolio thereof, other than the Assets of the Portfolio. The Manager shall be responsible for the administration of the investment activities of the Company and the Portfolio, including compliance with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, except for the investment management activities specifically delegated to the Sub-Adviser pursuant to this Agreement.

     3. POWERS OF THE SUB-ADVISER.

          3.1. The Sub-Adviser's power to direct the investment and reinvestment of the Assets of the Portfolio shall be exercised in accordance with applicable law, the Company's Articles of Incorporation and the investment objectives, policies and restrictions set forth in the then-current Prospectus and Statement of Additional Information (collectively the "Prospectus") relating to the Portfolio contained in the Company's Registration Statement under the 1940 Act and the Securities Act of 1933, as amended. The Company and/or the Manager may also place additional limitations on the Sub-Adviser's investment decisions by written notice to the Sub-Adviser. The Company agrees to provide promptly to the Sub-Adviser a copy of the documents mentioned above and all changes made to such documents. The Sub-Adviser shall not be bound by any changes to the Company's Articles of Incorporation or the Prospectus relating to the Portfolio and shall have no responsibility to monitor compliance with limitations or restrictions specifically applicable to the Company imposed by such changes until the Sub-Adviser has received written notice of any such change, limitation or restriction.

          3.2. While the Sub-Adviser will have day-to-day responsibility for the discretionary investment decisions to be made on behalf of the Assets of the Portfolio, the


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Sub-Adviser will be subject to oversight and supervision of the Manager. Such oversight, however, shall not require prior approval of discretionary investment decisions made by the Sub-Adviser except as may be required by applicable law, the Portfolio's investment policies and restrictions and/or any limitations imposed on the Sub-Adviser by the Company and/or the Manager pursuant to the preceding paragraph. The Manager shall retain the right to instruct the Sub-Adviser to effect any transactions necessary to ensure compliance with the Portfolio's investment policies and restrictions as well as the requirements of Subchapter M of the Internal Revenue Code and the regulations promulgated thereunder, or as otherwise required by law.

          3.3. In the event the Sub-Adviser's compliance with any amendment of the Portfolio's investment objectives, policies and restrictions or other limitations placed on the Sub-Adviser's investment decisions with respect to the Portfolio would interfere with the completion of any transaction commenced on behalf of the Portfolio prior to the Sub-Adviser's knowledge of such amendment, upon receipt of such amendment, the Sub-Adviser shall immediately notify the Manager of such pending transaction. The Sub-Adviser may proceed with such transaction unless and until the Sub-Adviser receives written notice from the Manager to terminate such transaction provided that proceeding with the transaction would not violate any applicable law, rule or regulation. So long as the Sub-Adviser complies with all provisions of this Section 3.3, the Sub-Adviser will not be responsible for any loss that may result from the completion of the transaction.

          3.4. Further, and except as may be qualified elsewhere in this Agreement, the Sub-Adviser is hereby authorized, for and on behalf of the Company, with respect to the Assets of the Portfolio, in its discretion to:

               (a) exercise any conversion and/or subscription rights available in connection with any securities or other investments held in the Portfolio;

               (b) maintain all or part of the Portfolio's Assets uninvested in short-term income-producing instruments for such periods of time as shall be deemed reasonable and prudent by the Sub-Adviser;

               (c) instruct the Custodian, in accordance with the Custodian Agreement, to deliver for cash received, securities or other cash and/or securities instruments sold, exchanged, redeemed or otherwise disposed of from the Portfolio, and to pay cash for securities or other cash and/or securities instruments delivered to the Custodian and/or credited to the Portfolio upon acquisition of the same for the Portfolio;

               (d) provided the Custodian has timely forwarded the relevant proxy materials, determine how to vote all proxies received with respect to securities held in the Portfolio and direct the Custodian as to the voting of such proxies; and

               (e) generally, perform any other act necessary to enable the Sub-Adviser to carry out its obligations under this Agreement.


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     4. SELECTION OF BROKER-DEALERS. The Sub-Adviser shall select the brokers and dealers through whom transactions on behalf of the Portfolio will be executed and the markets on or in which such transactions will be executed and shall place, in the name of the Portfolio or its nominee (or appropriate foreign equivalent), all such orders. In selecting brokers and dealers to execute such transactions, and in negotiating brokerage commissions, and in obtaining research, statistical and other information from brokers and dealers in connection with Portfolio transactions, the Sub-Adviser shall comply with the description of the process contained in the Prospectus. In selecting brokers or dealers to execute a particular transaction and in evaluating the best terms available with respect to such transaction under the circumstances, so long as the Sub-Adviser endeavors to obtain best execution, the Sub-Adviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) (the "34 Act") provided to the Sub-Adviser.

          4.1. It is understood that certain other clients (including other funds, portfolios and accounts) of the Sub-Adviser may have investment objectives and policies similar to those of the Portfolio and that the Sub-Adviser may, from time to time, make recommendations that result in the purchase (or sale) of a particular security by its other clients and the Portfolio during the same period of time. In connection with its management of the Portfolio and consistent with its obligations to the Portfolio and such other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or investments to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. If transactions on behalf of more than one client during the same period increase the demand for securities being purchased or the supply of securities being sold, there may be an adverse effect on price or quantity. In such event, the Sub-Adviser shall allocate the securities or investments to be purchased or sold, as well as the expenses incurred in the transactions (including price) in a manner the Sub-Adviser considers equitable and consistent with its obligations to the Portfolio and the Sub-Adviser's other clients.

          4.2. The Sub-Adviser agrees that it will only enter into transactions that are covered by Section 10(f), Section 17(a) or Section 17(e) of the 1940 Act if it has (i) complied with Rule 10f-3, Rule 17a-7 or Rule 17e-1 thereunder, respectively, or the terms of an appropriate exemptive order issued to the Company by the SEC, and (ii) has complied with the procedures adopted thereunder by the Board of Directors of the Company which may, pursuant to authority granted by the Company, be supplemented by interpretive guidelines of the Manager. The Sub-Adviser shall not consult with any other sub-adviser of the Company, or any portfolio thereof, concerning any transaction of the Company, or any portfolio thereof, in securities or other assets other than for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act. Aside from parties that are known by the Sub-Adviser, the Manager shall promptly notify the Sub-Adviser of any additional parties with whom engaging in a transaction for the Portfolio would result in a violation of the 1940 Act.


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          4.3. The Manager hereby agrees and consents that the Sub-Adviser and its affiliates are authorized to execute agency cross transactions (collectively "cross transactions") for the Portfolio provided such transactions comply with Rule 206(3)-2 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), Rule 17e-1 under the 1940 Act and any applicable laws or regulations.

     5. REPORTS AND INFORMATION TO BE PROVIDED BY THE SUB-ADVISER. The Sub-Adviser shall furnish such information and reports relating to the Portfolio, its holdings and transactions involving Portfolio securities as the Manager and/or the Company may require to fulfill its or their legal responsibilities or to meet regulatory requirements or discharge other duties they may have. Among the subjects of the reports and information to be provided by the Sub-Adviser are the following:

          (a) Information required by the Manager to determine the Company's and the Portfolio's compliance with the 1940 Act, the Advisers Act, the Internal Revenue Code, applicable federal and state securities and insurance laws and other applicable laws and regulations or regulatory and taxing authorities in the United States and other relevant countries;

          (b) Information required by the Manager to meet the accounting and operational requirements of the Portfolio. Specific examples of the types of reports and information that will be needed by the Manager and the Company are set forth in Exhibit A, attached hereto;

          (c) Information required by the Manager to satisfy its reporting obligations to the Company arising from the Investment Management Agreement between the Manager and the Company;

          (d) Information requested by the Manager to determine the Portfolio's compliance with Rules 17f-5 and 17f-7 under the 1940 Act, relating to foreign custodians and sub-custodians and foreign securities depositories;

          (e) Information required by the Manager to determine the Sub-Adviser's compliance with Rule 17j-1 under the 1940 Act with respect to the Sub-Adviser's activities on behalf of the Portfolio;

          (f) Information required by the Manager to determine compliance with Rule 10f-3, Rule 17a-7 and Rule 17e-1 under the 1940 Act and Rule 206(3)-2 under the Advisers Act, with respect to the Sub-Adviser's (or its affiliates') activities on behalf of the Portfolio; and

          (g) Information necessary to respond to specific inquiries from the Company's management and/or Board of Directors.

     6. NON-EXCLUSIVE SERVICES, CONFLICTS OF INTEREST AND MATERIAL NONPUBLIC INFORMATION. The Manager understands that the Sub-Adviser and its affiliates may furnish investment management and advisory services to others, and that the Sub-Adviser and its affiliates shall be at all times free, in their


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discretion, to make recommendations to, and investments for, others which may or may not correspond to investments made for the Portfolio. The Manager further understands that the Sub-Adviser, its affiliates, and any officer, director, stockholder, employee or any member of their families may or may not have an interest in the securities whose purchase and sale the Sub-Adviser effects for the Portfolio. Actions taken by the Sub-Adviser on behalf of the Portfolio may be the same as, or different from, actions taken by the Sub-Adviser on its own behalf or for others or from actions taken by the Sub-Adviser's affiliates, officers, directors, partners, employees of the Sub-Adviser or its affiliates, or the family members of such persons or other investors. The Sub-Adviser represents that it has in effect a code of ethics that complies with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and has procedures in place that, taken together, provide reasonable enforcement of the code's provisions. Similarly, the Sub-Adviser represents that, with respect to the use of material nonpublic information, it has complied, and will continue to comply, with Section 204A of the Advisers Act and any rules thereunder.

     7. DISCLOSURE OF INFORMATION AND CONFIDENTIALITY.

          7.1. The Sub-Adviser, the Company and the Manager, either during or after the termination of this Agreement, are authorized with respect to matters arising out of this Agreement to make any disclosures and/or participate in any conduct required by any applicable law, rule, regulation, self-regulating organization, investment exchange or any other body having regulatory or enforcement responsibility with respect to any investment business conducted by the Sub-Adviser on behalf of the Portfolio.

          7.2. Subject to Section 7.1, the Sub-Adviser agrees that all information which has or will come into its possession or knowledge concerning the Portfolio or its investments in connection with this Agreement shall be held by the Sub-Adviser in confidence. The Sub-Adviser shall make no use of such information other than for the performance of this Agreement, shall disclose such information only to the directors, officers or employees of the Sub-Adviser or its affiliated firms or of any third party appointed pursuant to this Agreement requiring such information and shall not disclose such information to any other person without the written consent of the Company; provided, however, that to the extent the investments for the Portfolio are similar to investments for other clients of the Sub-Adviser, the Sub-Adviser may disclose such investments without direct reference to the Portfolio. The Sub-Adviser may also include the name of the Portfolio in a representative client list.

          7.3. Subject to Section 7.1, the Company and the Manager agree that all information which has or will come into their possession or knowledge concerning the operations and procedures of the Sub-Adviser shall be held by the Company and the Manager in confidence. The Company and the Manager shall make no use of such information other than for the performance of this Agreement, shall disclose such information only to their directors, officers or employees or those of its affiliated firms and shall not disclose such information to any other person without the written consent of the Sub-Adviser.


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          7.4. During the term of this Agreement, the Manager and the Company agree to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Company or the public, which refer to the Sub-Adviser in any way, prior to use thereof and not to use material without the Sub-Adviser's prior approval. Similarly, the Sub-Adviser and its affiliates shall not refer to the Manager, the Company, the Portfolio, or any affiliate of the Manager in any advertisement or other document without the Manager's prior consent. However, the parties to this Agreement agree that they may reference one another as necessary in regulatory and other legal filings. Further, the parties agree that they will not unreasonably withhold permission to use their names or otherwise reference them in materials used to describe the Portfolio and/or the Company.

     8. DEALINGS WITH THE CUSTODIAN. The Manager shall notify the Sub-Adviser of the appointment of the custodian(s) ("Custodian") for all or any portion of the Portfolio's Assets, shall provide the Sub-Adviser with the names of persons authorized to act on behalf of the Custodian and such other information as the Sub-Adviser shall reasonably require. The Sub-Adviser agrees to give instructions in accordance with the terms provided to the Sub-Adviser by the Manager. The Company agrees to provide promptly to the Sub-Adviser a copy of all relevant Custodian Agreements, and all changes made to such documents.

     9. DELEGATION OF THE SUB-ADVISER'S RESPONSIBILITIES. The Sub-Adviser may not delegate its investment advisory responsibilities as Sub-Adviser to the Portfolio. However, the Sub-Adviser may employ, retain or otherwise avail itself of the services and facilities of persons and entities within its own organization or any other organization for the purpose of providing the Sub-Adviser, the Manager or the Portfolio with such information, advice or assistance, including but not limited to advice regarding economic factors and trends and advice as to transactions in specific securities, as the Sub-Adviser may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or as may otherwise be helpful to the Manager or the Portfolio, or in the discharge of the Sub-Adviser's overall responsibilities with respect to the other accounts for which it serves as investment manager or investment adviser. Except with respect to research services obtained in accordance with Section 28(e) of the 34 Act, the Sub-Adviser's acquisition of information, advice or assistance pursuant to this paragraph shall be at the Sub-Adviser's own expense and shall not relieve the Sub-Adviser of any of its obligations under this Agreement.

     10. COMPENSATION. For the services to be rendered under this Agreement and the facilities to be furnished, the Manager shall pay to the Sub-Adviser for each fiscal year of the Company, a monthly management fee as set forth in Exhibit B hereto. Expense caps or fee waivers for the Portfolio that may be agreed to by the Manager, but not agreed to by the Sub-Adviser, shall not cause a reduction in the amount of the payment to the Sub-Adviser by the Manager. The monthly management fee shall be paid to the Sub-Adviser not later than the tenth business day of the month following the month in which such services were rendered and shall be based upon the average net asset values of all the issued and outstanding shares of the Assets of the Portfolio, as


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determined as of the close of each business day of the month pursuant to the
Articles of Incorporation, Bylaws and currently effective Prospectus of the Portfolio. Payments of the monthly management fee will be accompanied by documentation that verifies the calculation of such fee. If the management of the Portfolio by the Sub-Adviser commences or terminates at any time other than the beginning or end of a month, the management fee shall be prorated for that portion of such month during which this Agreement was in force.

     11. REPRESENTATIONS OF THE SUB-ADVISER. The Sub-Adviser represents and agrees that:

          (a) The Sub-Adviser is registered as an "investment adviser" under the Advisers Act and is currently in compliance in all material respects and shall at all times continue to comply in all material respects with the requirements imposed upon it by the Advisers Act, the 1940 Act, the Internal Revenue Code, state securities laws and all applicable rules and regulations thereunder as they relate to the services provided under this Agreement. The Sub-Adviser will immediately notify the Manager if it becomes aware of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or any other applicable law or regulation.

          (b) The Sub-Adviser will maintain, keep current and accurate, and preserve all records with respect to the Portfolio as are required of it under the Advisers Act and the 1940 Act, in the manner provided by such Acts and the rules thereunder. The Sub-Adviser agrees that such records are the property of the Company, and following termination of this Agreement will be surrendered to the Company promptly upon request except to the extent that they are required to be retained by the Sub-Adviser under applicable law. Further, such records shall be open to inspection by the Company. The Sub-Adviser will also assure that the Company will have the same access as the Sub-Adviser has to records relating to the Portfolio that are held by relevant third parties. Such inspections will be at reasonable times during business hours and only upon reasonable notice of the Company's desire to make an inspection.

          (c) The Sub-Adviser agrees to advise the Manager of any developments, such as the reassignment of a portfolio manager, that would require Prospectus disclosure and to provide any necessary information related to such developments.

          (d) The Sub-Adviser has provided the Manager and the Company with a copy of its most recent and complete Form ADV and will promptly furnish them with copies of any material amendments to the Form.

          (e) The Sub-Adviser shall furnish the Manager with a certificate, signed by a duly authorized officer of the Sub-Adviser that designates the officers or employees of the Sub-Adviser having authority to act for and on behalf of the


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     Sub-Adviser in connection with this Agreement. The Sub-Adviser agrees that, until such time as the Manager is otherwise informed in writing by a duly authorized officer of the Sub-Adviser, the Manager shall be authorized and entitled to rely on any notice, instruction, request, order or other communication, given either in writing or orally, and reasonably believed by the Manager in good faith to be given by an authorized representative of the Sub-Adviser.

     12. REPRESENTATIONS OF THE MANAGER. The Manager represents and agrees that:

          (a) The Manager is registered as an "investment adviser" under the Advisers Act and has provided to the Sub-Adviser a copy of its most recent and complete Form ADV along with the current Company Prospectus regarding the Portfolio. After any amendment to the documents referenced in this paragraph, the Manager will promptly furnish a copy of such amended document to the Sub-Adviser. In addition, the Manager will provide the Sub-Adviser with notice of proposed changes in the Prospectus and the opportunity to review and comment upon such changes before they are finalized, wherever possible.

          (b) The Manager and the Company are currently in material compliance and shall at all times continue to be in material compliance with the relevant requirements of the Advisers Act, the 1940 Act, all applicable state securities laws, and the rules thereunder, as they pertain to the Portfolio.

          (c) The Manager shall furnish the Sub-Adviser with a certificate, signed by a duly authorized officer of the Manager that designates the officers or employees of the Manager having authority to act for and on behalf of the Manager in connection with this Agreement. The Manager agrees that, until such time as the Sub-Adviser is otherwise informed in writing by a duly authorized officer of the Manager, the Sub-Adviser shall be authorized and entitled to rely on any notice, instruction, request, order or other communication, given either in writing or orally, and reasonably believed by the Sub-Adviser in good faith to be given by an authorized representative of the Manager.

     13. LIABILITY, INDEMNIFICATION AND FORCE MAJEURE.

          13.1. The Sub-Adviser, its affiliated firms or its or their employees, officers, or directors will not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio, or its shareholders in connection with the performance of their duties under this Agreement, except for loss resulting from willful misfeasance, bad faith or negligence on their part in the performance of their duties or from reckless disregard by them of their duties under this Agreement.

          13.2. The Manager shall indemnify the Sub-Adviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including reasonable attorneys' fees, which may be sustained as a result of the Manager's willful misconduct, bad faith, negligence, reckless disregard of its duties hereunder or violation


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of applicable law, including, without limitation, the 1940 Act and federal and state securities laws, or as a result of any untrue statement of a material fact contained in the Registration Statement, Prospectus covering shares of the Portfolio, Portfolio marketing materials and advertising, including any amendment thereof or any supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made other than in reliance upon and in conformity with written information furnished by the Sub-Adviser, or any affiliated person of the Sub-Adviser or other than upon verbal information confirmed by the Sub-Adviser in writing; provided, however, that in no case is the Manager's indemnity in favor of the Sub-Adviser or any affiliated person or controlling person of the Sub-Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. Without limiting the foregoing, the Sub-Adviser shall have no liability for any act or omission taken by the Manager, another Sub-Adviser, or any other third party other than third parties retained, employed or otherwise acting at the behest of the Sub-Adviser, in respect of any portion of the Portfolio's assets not managed by the Sub-Adviser pursuant to this Agreement.

          13.3. The Sub-Adviser shall indemnify the Manager, its affiliated persons, its officers, directors and employees, for any liability and expenses, including reasonable attorneys' fees, which may be sustained as a result of the Sub-Adviser's willful misconduct, bad faith, negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws, or as a result of any untrue statement of a material fact contained in the Registration Statement, including any amendment thereof or any supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon and in conformity with written information furnished by the Sub-Adviser to the Manager, the Portfolio, the Company or any affiliated person of the Manager, the Portfolio or the Company or upon verbal confirmation confirmed by the Sub-Adviser in writing, or to the extent of, and as a result of, the failure of the Sub-Adviser to execute, or cause to be executed, portfolio investment transactions according to the requirements of the 1940 Act; provided, however, that in no case is the Sub-Adviser's indemnity in favor of the Manager or any affiliated person or controlling person of the Manager deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

          13.4. Neither party shall be held responsible for their nonperformance of any of their obligations under this Agreement by reason of any cause beyond their control, including any breakdown or failure of transmission, communication or computer facilities, postal or other strikes or similar industrial action and the failure of any relevant exchange, clearing house and/or broker for any reason to perform its obligations; provided, however, that each party shall have adequate disaster recovery plans and facilities in place at all times.


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     14. TERM, RENEWAL AND TERMINATION.

          14.1. This Agreement shall, with respect to the Portfolio, become effective as of the date first above written and shall remain in force for two years thereafter, and for successive annual periods thereafter but only so long as each such continuance is specifically approved at least annually by (1) a majority of the Directors of the Company who are not parties to this Agreement or interested persons of any such parties (other than as Directors of the Company), by vote cast in person at a meeting called for the purpose of voting on such approval; or (2) a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Portfolio. It shall be the duty of the Directors of the Company to request and evaluate, and the duty of the Manager and Sub-Adviser to furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement and any renewal hereof.

          14.2. This Agreement may be terminated with respect to the Portfolio at any time without the payment of any penalty by the Portfolio (1) by a vote of a majority of the entire Board of Directors of the Company on sixty (60) days' written notice to the Manager and the Sub-Adviser; (2) by vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Portfolio; or (3) by the Sub-Adviser or the Manager on 60 days' written notice to the other and to the Company.

          14.3. This Agreement shall automatically terminate in the event of its assignment, as that term is defined in Section 2(a)(4) of the 1940 Act and the rules thereunder.

          14.4. On the effective date of any termination of this Agreement or as close to such date as is reasonably possible, the Sub-Adviser shall provide the Manager with a final report for the Portfolio which will include the fair market value for each of the Portfolio's investments.

          14.5. Upon the Manager's receipt or service of any notice given by or to the Company concerning the termination of the Manager's appointment as the investment adviser to the Company, the Manager shall immediately forward a copy of such notice to the Sub-Adviser and the Sub-Adviser's appointment under this Agreement shall terminate on the same date as the termination of the Manager's appointment.

     15. AMENDMENT. No material amendment to or modification of this Agreement shall be effective unless and until it is set forth in a written amendment signed by the Manager and the Sub-Adviser and approved by the Board of Directors of the Company and, if required by the 1940 Act, by the vote of a majority of the outstanding shares of the Portfolio, as defined in the 1940 Act.

     16. AUTHORITY AND ENFORCEABILITY

          16.1. Each of the parties to this Agreement hereby represents that it is duly authorized and empowered to execute, deliver, and perform this Agreement and that such actions do not conflict with or violate any provision of law, rule, regulation, other legal requirement, contract or other instrument to which it is a party or to which it is subject and that this Agreement constitutes a valid and binding obligation, inuring to the benefit of the Manager and the Sub-Adviser and their respective successors, enforceable in accordance with its terms.

          16.2. If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and any such invalid or unenforceable provision shall be deemed to be replaced with a valid and enforceable provision that most closely reflects the intention of the parties.

     17. APPLICABLE LAW. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Connecticut which apply to contracts made and to be performed in the State of Connecticut.

     18. NOTICES. All notices hereunder shall be in writing and shall be delivered in person or by facsimile (followed by delivery in person) to the parties at the addresses set forth below:

If to the Manager:     Hartford Investment Financial Services, LLC
                       200 Hopmeadow Street,
                       Simsbury, CT 06070
                       Fax #: (860) 297-8892
                       Attn: Edward P. Macdonald

If to the Sub-Adviser: Metropolitan West Capital Management, LLC
                       610 Newport Center Drive, Suite 1000
                       Newport Beach, CA 92660
                       Fax #: (949) 718-9711
                       Attn: Steve Borowski

or such other name or address as may be given in writing to the other party.

Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been received, if by personal delivery, on the day of such delivery, and if by facsimile and mail, on the date on which such facsimile is sent.

     19. EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers.


                                        HARTFORD INVESTMENT FINANCIAL SERVICES,
                                        LLC


Attest:                                 By: /s/ John C. Walters
                                            ------------------------------------
                                        Name: John C. Walters
                                        Title: Executive Vice President and
                                               Manager




                                        METROPOLITAN WEST CAPITAL MANAGEMENT,
                                        LLC


Attest: /s/ Sandra L. Incontro          By: /s/ Gary Lisenbee
                                            ------------------------------------
                                        Name: Gary Lisenbee
                                        Title: President

                                    EXHIBIT A

               EXAMPLES OF THE ROUTINE ACCOUNTING AND OPERATIONAL
                INFORMATION AND DOCUMENTATION REQUIREMENTS OF THE
                  PORTFOLIO TO BE SATISFIED BY THE SUB-ADVISER

                 The following information is to be provided to:
                     The Hartford Select SmallCap Value Fund
                          Attn: Mutual Fund Accounting
                              500 Bielenberg Drive
                               Woodbury, MN 55125
                               FAX: (651) 738-0996
                              PHONE: (651) 738-4352

     1. DOCUMENTATION OF TRADES. On a daily basis at approximately 5:00 pm central time, a listing of that day's executed trades shall be sent via email to MFATrade@hartfordlife.com as a CSV file. Hard copies of broker confirmations for trades shall be provided upon request of the Manager within 24 hours of such request.

     2. PORTFOLIO HOLDINGS. On a daily basis at approximately 5:00 pm central time, a list of the Portfolio's positions for that day shall be sent via email to MFATrade@hartfordlife.com. The list should include the following information where applicable: long description, cusip/sedol number, maturity date, par/principal amounts, market value, market price and coupon rate.

     3. SECURITY PRICING. On a daily basis, by facsimile or other means, in any instance where the pricing services utilized by the Company's Fund Accounting Department (the "Department") do not provide a price for a security held by the Portfolio, provide the Department with reasonable assistance in determining a price for such security. A broker and a representative of the Sub-Adviser shall be available to assist the Manager with fair value pricing of a security on any day that such pricing becomes necessary.

     4. CANCELS AND CORRECTS: Trades which are canceled or corrected will be sent via email to MFATrade@hartfordlife.com immediately as they occur in the same format as the daily documentation of trades CSV file. The Sub-Adviser will call Mutual Fund Accounting at the above telephone number immediately following a canceling or correcting trade.

     5. COMMISSIONS: On a monthly basis, a report of commissions in an Excel file will be sent by the 3rd business day following the end of such month via e-mail to: MFATrade@hartfordlife.com. Such report shall include the fund number, trade date, CUSIP, description of the security, transaction code, shares, principal, trade order number, commission paid and broker code (broker commission of credit).

                                    EXHIBIT B

                                 MANAGEMENT FEES

NET ASSET VALUE      PERCENTAGE
---------------      ----------
First $100 million      0.60%
Next $100 million       0.50%
Over $200 million       0.40%


                                       15